EXHIBIT 23.0
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FSI International, Inc.:
We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-30675, 333-50991, 333-96275, 333-61164, 333-104088, 333-113735, 333-122729 333-149852 and 333-158517) and on Form S-3 (No. 333-86148) of FSI International, Inc. of our report dated November 12, 2009, relating to the consolidated balance sheets of FSI International, Inc. and subsidiaries as of August 29, 2009 and August 30, 2008 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the years ended August 29, 2009, August 30, 2008 and August 25, 2007, which report appears in the August 29, 2009 annual report on Form 10-K of FSI International, Inc.
/s/ KPMG LLP
Minneapolis, Minnesota
November 12, 2009